         WEIGHT WATCHERS INTERNATIONAL, INC. DEFINITIVE PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Rule 14a-11(c) or
                 Rule 14a-12

                            WEIGHT WATCHERS INTERNATIONAL, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified in Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if Other Than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                      WEIGHT WATCHERS INTERNATIONAL, INC.
                            175 CROSSWAYS PARK WEST
                         WOODBURY, NEW YORK 11797-2055

                            ------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 16, 2002

                            ------------------------

    The Annual Meeting of Shareholders of Weight Watchers International, Inc. (the "Company") will be held at The Garden City Hotel, 45 Seventh Street, Garden City, N.Y. 11530 on Thursday, May 16, 2002, at 11:00 A.M. Eastern Time, to consider and act upon each of the following matters:

    1. To elect two members to the board of directors to serve for a three-year term as Class 1 Directors;

    2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 28, 2002; and

    3. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

    These items of business are more fully described in the attached Proxy Statement. Only shareholders of record at the close of business on April 1, 2002, the record date, are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements of the meeting.

    WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors

                                          [LOGO]

                                          ROBERT W. HOLLWEG
                                          Secretary

Woodbury, New York
April 15, 2002

                      WEIGHT WATCHERS INTERNATIONAL, INC.
                            175 CROSSWAYS PARK WEST
                         WOODBURY, NEW YORK 11797-2055

                            ------------------------

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 16, 2002

                            ------------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
General.....................................................      1

Voting Procedures...........................................      1

Proposal No. 1 Election of Directors........................      2

Proposal No. 2 Ratification of Appointment of Independent
  Auditors..................................................      3

Securities Ownership of Certain Beneficial Owners and
  Management................................................      4

Board Committees and Audit Report...........................      5

Directors and Officers......................................      7

Compensation and Other Information Concerning Directors and
  Officers..................................................      9

Stock Performance Graph.....................................     14

Certain Relationships and Related Transactions..............     15

Other Matters...............................................     22

Appendix A: Audit Committee of the Board of Directors
  Charter...................................................    A-1

                                    GENERAL

    This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors of Weight Watchers International, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held at the Garden City Hotel, 45 Seventh Street, Garden City, N.Y. 11530, on Thursday,
May 16, 2002 at 11:00 A.M. Eastern Time and at any adjournments or postponements of the meeting (the "Annual Meeting"). All proxies, if executed and not revoked, will be voted in accordance with the shareholder's instructions, and if no choice is specified, proxies (or any signed and dated copy thereof) will be voted as recommended by the Company's board of directors for any matter set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a shareholder at any time before its exercise by: (i) delivering written revocation or a later dated proxy to the President or Secretary of the Company at the address of the Company's principal executive offices; or (ii) attending the Annual Meeting and voting in person.

    Only shareholders of record as of the close of business on April 1, 2002, the record date fixed by the Company's board of directors, will be entitled to vote at the Annual Meeting and at any adjournments or postponements of the meeting. As of the close of business on the record date, there were 105,744,599 shares of common stock, no par value, of the Company outstanding. Each share is entitled to one vote.

    It is anticipated that this Proxy Statement and the accompanying proxy will be first mailed to shareholders on or about April 15, 2002.

                               VOTING PROCEDURES

    QUORUM. The presence, in person or by proxy, of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to establish a quorum for the transaction of business at the Annual Meeting. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for all other matters. Shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter and abstentions are included in determining the number of votes present. Broker Shares that are not voted on any matter at the Annual Meeting are not included in determining whether a quorum is present.

    ELECTION OF DIRECTORS. Directors are elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting. The nominees receiving the highest number of affirmative votes at the Annual Meeting will be elected as Class 1 Directors for a three-year term. Abstentions and Broker Shares that are not voted in the election of directors are not considered to be votes cast.

    APPOINTMENT OF INDEPENDENT AUDITORS. The affirmative vote of a majority of votes cast on the matter at the Annual Meeting is required for ratification of the appointment of the independent auditors for the fiscal year ending
December 28, 2002. Abstentions and Broker Shares that are not voted for the ratification of the appointment of independent auditors are not considered to be votes cast.

    OTHER MATTERS. The affirmative vote of the majority of shares present, in person or represented by proxy, and voting is generally required for approval for all other matters that may properly come before the Annual Meeting. If any other matter not discussed in this Proxy Statement properly comes before the Annual Meeting upon which a vote may be taken, shares represented by all proxies received by the Company will be voted on that matter in accordance with the discretion of the persons named as proxy holders.

    VOTE TALLIES. Shareholders' proxies are received by the Company's independent proxy processing agent, and the vote is certified by independent inspectors of election. Proxies and ballots that identify the vote of individual shareholders will be kept confidential, except as necessary to meet legal requirements, in cases where shareholders write comments on their proxy cards or in a contested proxy solicitation. During the proxy solicitation period, the Company will receive vote tallies from time to time from the inspectors, but such tallies will provide aggregate figures rather than names of shareholders. The independent inspectors will notify the Company if a shareholder has failed to vote.

                      PROPOSAL NO. 1 ELECTION OF DIRECTORS

BOARD OF DIRECTORS

    The Company's board of directors is currently comprised of seven members. The Company's board of directors is divided into three classes, as nearly equal in number as possible, with each director serving a three-year term and one class being elected at each year's annual meeting of shareholders. The following individuals are directors and serve for the terms indicated:

    CLASS 1 DIRECTORS (TERM EXPIRING IN 2002)

       Raymond Debbane
       Jonas M. Fajgenbaum

    CLASS 2 DIRECTORS (TERM EXPIRING IN 2003)

       Sacha Lainovic
       Christopher J. Sobecki
       Marsha Johnson Evans

    CLASS 3 DIRECTOR (TERM EXPIRING IN 2004)

       Linda Huett
       Sam K. Reed

    The board of directors of the Company held four meetings during the fiscal year ended December 29, 2001. Each of the directors attended at least 75% of the aggregate of all meetings of the board of directors and of all committees of the board of directors on which the director then served held during fiscal 2001.

    All directors will hold office until their successors have been duly elected. The Class 1 Directors' terms will expire at this Annual Meeting. Raymond Debbane and Jonas M. Fajgenbaum have been nominated for election as Class 1 directors to serve until the 2005 Annual Meeting of Shareholders and until their successors have been elected. All proxies received by the Company, unless otherwise specified in the proxy, will be voted for their election. The board of directors knows of no reason why these nominees should be unable or unwilling to serve, but if that should be the case, proxies will be voted for the election of such substitutes as the board of directors may designate.

BACKGROUND INFORMATION ON NOMINEES

    Background information about each of the board of director's nominees for director is set forth below:

    RAYMOND DEBBANE. Mr. Debbane has been the Company's Chairman of the board of directors since the Company's acquisition by Artal Luxembourg on September 29, 1999. Mr. Debbane is a co-founder and President of The Invus Group, Ltd. Prior to forming The Invus Group, Ltd. in 1985, Mr. Debbane was a manager and consultant for The Boston Consulting Group in Paris, France. He holds an M.B.A. from Stanford Graduate School of Business, an M.S. in Food Science and Technology from the University of California, Davis and a B.S. in Agricultural Sciences and Agricultural Engineering from American University of Beirut. Mr. Debbane is a director of Artal Group S.A., Ceres, Inc., Financial Technologies International Inc. and Nellson Nutraceutical, Inc. Mr. Debbane is also the Chairman of the board of directors of WeightWatchers.com, Inc. and served as a director of Keebler Foods Company from 1996 to 1999.

    JONAS M. FAJGENBAUM. Mr. Fajgenbaum has been a director of the Company since the Company's acquisition by Artal Luxembourg on September 29, 1999.
Mr. Fajgenbaum is a Managing Director at The Invus Group, Ltd., which he joined in 1996. Prior to joining The Invus Group, Ltd., Mr. Fajgenbaum was a consultant for McKinsey & Company in New York from 1994 to 1996. He graduated with a B.S. from the Wharton School of Business and a B.A. in Economics from the University of Pennsylvania in 1994.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF ITS NOMINEES FOR DIRECTOR NAMED ABOVE.

                                 PROPOSAL NO. 2
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    Upon the recommendation of the audit committee, and in compliance with regulations of The New York Stock Exchange, the board of directors has selected PricewaterhouseCoopers LLP to serve as the Company's independent auditors for the fiscal year ending December 28, 2002. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

    Approval by the shareholders of the selection of independent auditors is not required, but the board of directors believes that it is desirable to submit this matter to the shareholders. If the selection of PricewaterhouseCoopers LLP is not approved at the meeting, the board of directors will investigate the reason for the rejection and reconsider the appointment.

AUDIT FEES

    Aggregate fees, including out-of-pocket expenses, for professional services rendered by PricewaterhouseCoopers LLP in connection with (i) the audit of the Company's consolidated financial statements as of and for the year ended December 29, 2001, including statutory audits of the financial statements of the Company's affiliates that are relied on in the performance of the audit of the Company's consolidated financial statements, and (ii) the limited reviews of the Company's unaudited condensed consolidated interim financial statements as of March 31, 2001, June 30, 2001 and September 29, 2001, were $537,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES.

    During the year ended December 29, 2001, PricwaterhouseCoopers LLP did not render any professional services to the Company in connection with the design and implementation of financial information systems.

ALL OTHER FEES

    In addition to the fees described above, aggregate fees, including out of pocket expenses, of $1,283,000 were paid to PricewaterhouseCoopers LLP during the year ended December 29, 2001, primarily for the following services: tax related services ($524,000); structuring of employee benefit plans ($105,000); and other audit services ($654,000). Other audit services consist primarily of services relating to the initial public offering of the Company's common stock, audits of employee benefit plans and franchise profit sharing plans, and statutory filing requirements. The audit committee considers the provision of these services to be compatible with maintaining the principal auditor's independence.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth information regarding the beneficial ownership of the Company's common stock by (1) all persons known by the Company to own beneficially more than 5% of the Company's common stock, (2) the Company's president and chief executive officer and each of the five most highly compensated executive officers ("named executive officers"), (3) each director and (4) all directors and executive officers as a group.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days after December 29, 2001 are deemed issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of each other shareholder.

                                                               AS OF DECEMBER 29,
                                                                      2001
                                                              ---------------------
NAME OF BENEFICIAL OWNER                                        SHARES     PERCENT
------------------------                                      ----------   --------
Artal Luxembourg S.A.(1)....................................  80,517,663     76.3%
Linda Huett(2)(3)...........................................     301,244        *
Richard McSorley(2).........................................     159,984        *
Clive Brothers(2)(3)(4).....................................     231,064        *
Scott R. Penn(2)(3)(4)......................................     382,311        *
Thomas S. Kiritsis(2)(3)(4).................................     234,731        *
Robert W. Hollweg(2)(3).....................................     254,090        *
Raymond Debbane(5)(6).......................................          --       --
Sacha Lainovic(6)...........................................          --       --
Christopher J. Sobecki(6)...................................          --       --
Jonas M. Fajgenbaum(6)......................................          --       --
All directors and executive officers as a group (10
  people)...................................................   1,563,424(3)    1.5%

------------------------

*   Less than 1.0%

(1) Artal Luxembourg may be contacted at 105, Grand-Rue, L-1661 Luxembourg, Luxembourg. The parent entity of Artal Luxembourg S.A. is Artal Group S.A. The address of Artal Group is the same as the address of Artal Luxembourg.

(2) The Company's officers may be contacted c/o Weight Watchers
    International, Inc., 175 Crossways Park West, Woodbury, New York 11797.

(3) Includes shares subject to purchase upon exercise of options exercisable within 60 days after December 29, 2001, as follows: Ms. Huett 207,036 shares; Mr. Brothers 136,456 shares; Mr. Scott Penn 170,569 shares (includes 34,113 shares subject to options held by Mr. Scott Penn's spouse);
    Mr. Kiritsis 136,456 shares; Mr. Hollweg 136,456 shares; and Mr. McSorley 65,876 shares.

(4) With respect to Mr. Scott Penn, includes 70,581 shares of the Company's common stock and vested options to purchase 34,113 shares of the Company's common stock held by Mr. Scott Penn's spouse. With respect to Mr. Thomas Kiritsis, includes 4,167 shares of the Company's common stock held by Mr. Thomas Kiritsis' spouse. With respect to Mr. Clive Brothers, includes 500 shares of the Company's common stock held by Mr. Clive Brothers' spouse.

(5) Mr. Debbane is also a director of Artal Group. Artal Group is the parent entity of Artal Luxembourg. Mr. Debbane disclaims beneficial ownership of all shares owned by Artal Luxembourg.

(6) The Company's non-executive directors may be contacted c/o The Invus Group, Ltd., 135 East 57th Street, New York, New York 10022.

BOARD COMMITTEES AND AUDIT COMMITTEE REPORT

BOARD COMMITTEES

    The standing committees of the Company's board of directors consist of an audit committee and a compensation and benefits committee.

AUDIT COMMITTEE

    The principal duties of the Company's audit committee are as follows:

    - to oversee that the Company's management has maintained the reliability and integrity of the Company's accounting policies and financial reporting and the Company's disclosure practices;

    - to oversee that the Company's management has established and maintained processes to assure that an adequate system of internal control is functioning;

    - to oversee that the Company's management has established and maintained processes to assure the Company's compliance with all applicable laws, regulations and corporate policy;

    - to review the Company's annual and quarterly financial statements prior to their filing or prior to the release of earnings; and

    - to review the performance of the independent accountants and make recommendations to the board of directors regarding the appointment or termination of the independent accountants.

    The audit committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate. The audit committee, of which Messrs. Debbane and Sobecki were members, held two meetings during fiscal 2001. Mr. Reed and Ms. Evans replaced Messrs. Debbane and Sobecki as audit committee members in February, 2002. The Company intends to add an additional audit committee member during fiscal 2002.

COMPENSATION AND BENEFITS COMMITTEE

    The principal duties of the compensation and benefits committee are as follows:

    - to review key employee compensation policies, plans and programs;

    - to monitor performance and compensation of the Company's employee-directors, officers and other key employees;

    - to prepare recommendations and periodic reports to the board of directors concerning these matters; and

    - to function as the committee which administers the incentive programs referred to in "Executive Compensation Summary" below.

    The compensation and benefits committee, of which Messrs. Debbane and Lainovic are members, held no meetings during fiscal 2001.

AUDIT COMMITTEE REPORT

    The following is the report of the Audit Committee of the board of directors with respect to the Company's audited financial statements for the fiscal year ended December 29, 2001.

    The Audit Committee is governed by the Audit Committee Charter adopted by the Company's board of directors, a copy of which is attached as Appendix A to this Proxy Statement. Each of the members of the Audit Committee qualifies as an "independent" director under the applicable listing standards of the New York Stock Exchange.

    The Audit Committee has reviewed and discussed the Company's audited financial statements with management. The Audit Committee has also discussed with PricewaterhouseCoopers LLP, the Company's independent auditors, the matters required to be discussed by the Statement of Auditing Standards No. 61, Communication with Audit Committees, which includes, among other items, matters related to the conduct of the annual audit of the Company's financial statements. The Audit Committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, which relate to the auditor's independence from the Company and has discussed with PricewaterhouseCoopers LLP its independence from the Company.

    Based upon the review and discussions referred to above, the Audit Committee has recommended to the Company's board of directors that the Company's audited financial statements be included in the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 29, 2001.

March 26, 2002

                                          Respectfully submitted,
                                          The Audit Committee
                                          Sam K. Reed
                                          Marsha Johnson Evans

DIRECTORS AND OFFICERS

    Set forth below are the names, ages as of December 29, 2001 and current positions with the Company and its subsidiaries of the executive officers and directors. Directors are elected at the annual meeting of shareholders. Executive officers are appointed by, and hold office at, the discretion of the directors.

NAME                                          AGE                           POSITION
----                                        --------   ---------------------------------------------------
Linda Huett...............................     57      President and Chief Executive Officer, Director
Richard McSorley..........................     57      Chief Operating Officer, NACO
Clive Brothers............................     48      Chief Operating Officer, Europe
Scott R. Penn.............................     30      Vice President, Australasia
Thomas S. Kiritsis........................     57      Vice President, Chief Financial Officer
Robert W. Hollweg.........................     59      Vice President, General Counsel and Secretary
Raymond Debbane(1)........................     46      Chairman of the Board
Jonas M. Fajgenbaum.......................     29      Director
Sacha Lainovic(1).........................     45      Director
Christopher J. Sobecki....................     43      Director
Sam K. Reed(2)(3).........................     54      Director
Marsha Johnson Evans(2)(3)................     54      Director

------------------------

(1) Member of the Company's compensation and benefits committee.

(2) Member of the Company's audit committee.

(3) Named to the board of directors on February 12, 2002.

    Background information about the board of director's non-executive directors and the executive officers is set forth below:

    SACHA LAINOVIC. Mr. Lainovic has been a director of the Company since the Company's acquisition by Artal Luxembourg on September 29, 1999. Mr. Lainovic is a co-founder and Executive Vice President of The Invus Group, Ltd. Prior to forming The Invus Group, Ltd. in 1985, Mr. Lainovic was a manager and consultant for the Boston Consulting Group in Paris, France. He holds an M.B.A. from Stanford Graduate School of Business and an M.S. in engineering from Insa de Lyon in Lyon, France. Mr. Lainovic is a director of WeightWatchers.com, Inc., Financial Technologies International Inc., Nellson Nutraceutical, Inc. and Unwired Australia Pty Limited, and also served as a director of Keebler Foods Company from 1996 to 1999.

    CHRISTOPHER J. SOBECKI. Mr. Sobecki has been a director of the Company since the Company's acquisition by Artal Luxembourg on September 29, 1999.
Mr. Sobecki, a Managing Director of The Invus Group, Ltd., joined the firm in 1989. He received an M.B.A. from Harvard Business School. He also obtained a B.S. in Industrial Engineering from Purdue University. Mr. Sobecki is a director of WeightWatchers.com, Inc., Nellson Nutraceutical, Inc., Financial Technologies International Inc. and iLife, Inc. He also served as a director of Keebler Foods Company from 1996 to 1998.

    SAM K. REED. Mr. Reed was elected as a director of the Company in February 2002. Mr. Reed has 27 years of experience in the food industry. He was formerly Vice Chairman and Director of Kellogg Company, the world's leading producer of cereal and a leading producer of convenience foods. From 1996 to 2001, Mr. Reed was Chief Executive Officer, President and a Director of Keebler Foods Company. Previously, he was Chief Executive Officer of Specialty Foods Corporation's
$450 million Western Bakery Group division. He is a Director of the Tractor Supply Company. Mr. Reed received a B.A. from Rice University and an M.B.A. from Stanford University.

    MARSHA JOHNSON EVANS. Ms. Evans was elected as a director of the Company in February 2002. Since 1998, Ms. Evans has been the National Executive Director of Girl Scouts of the U.S.A., the world's preeminent organization dedicated solely to girls. A retired Rear Admiral in the United States Navy, Ms. Evans previously served as superintendent of the Naval Postgraduate School in Monterey, California from 1995-1997 and headed the Navy's worldwide recruiting organization from 1993 to 1995. She is currently a director of the May Department Stores Company, Auto Zone and numerous nonprofit boards. Ms. Evans received an A.B. from Occidental College and a Master's Degree from the Fletcher School of Law and Diplomacy at Tufts University.

    LINDA HUETT. Ms. Huett has been the President and a director of the Company since September 1999. She became the Company's Chief Executive Officer in December 2000. Ms. Huett joined the Company in 1984 as a classroom leader.
Ms. Huett was promoted to U.K. Training Manager in 1986. In 1990, Ms. Huett was appointed Director of the United Kingdom operation and in 1993 was appointed Vice President of Weight Watchers U.K. Ms. Huett graduated from Gustavas Adolphus College and received her Masters in Theater from Yale University.
Ms. Huett is also a director of WeightWatchers.com, Inc.

    RICHARD MCSORLEY. Mr. McSorley has served as the Company's Chief Operating Officer for North America since January 2001. From 1992 until the Company's purchase of Weighco, Mr. McSorley served in various capacities with Weighco Enterprises, Inc., including as President since 1995 and Chief Executive Officer since 1996. Mr. McSorley received his B.A. degree from Villanova University and an M.B.A. from the University of Pittsburgh.

    CLIVE BROTHERS. Mr. Brothers has served as the Company's Chief Operating Officer for Europe since February 2001. Mr. Brothers joined the Company in 1985 as a marketing manager in the United Kingdom. In 1990, Mr. Brothers was appointed General Manager, France and was appointed Vice President, Continental Europe in 1993. Mr. Brothers received a B.A. (Hons) in Business Studies from Leeds Polytechnic in England and a diploma in Marketing from the Chartered Institute of Marketing.

    SCOTT R. PENN. Mr. Penn has been a Vice President of the Company's Australasia operations since September 1999. Mr. Penn joined the Company in 1994 as a Marketing Services Manager in Australia. In 1996, he was promoted to Group Marketing Manager in Australia and in 1997 he was promoted to General Manager--Marketing and Finance.

    THOMAS S. KIRITSIS. Mr. Kiritsis has served as the Company's Vice President, Chief Financial Officer since joining the Company in May 2000. From June 1994 to April 2000, he was Senior Vice President of Finance of Olsten Corporation. Mr. Kiritsis received a B.B.A. in Accounting from Hofstra University and is a certified public accountant.

    ROBERT W. HOLLWEG. Mr. Hollweg has served as the Company's Vice President, General Counsel and Secretary since January 1998. He joined the Company in 1969 as an Assistant Counsel in the law department. He transferred to the H.J. Heinz Company ("Heinz") law department subsequent to Heinz's acquisition of the Company in 1978 and served there in various capacities. He rejoined the Company after Artal Luxembourg acquired the Company in September 1999. Mr. Hollweg graduated from Fordham University and received his Juris Doctor degree from Fordham University School of Law. He is a member of the American and New York State Bar Associations and a former President of the International Trademark Association.

                       COMPENSATION AND OTHER INFORMATION
                       CONCERNING DIRECTORS AND OFFICERS

EXECUTIVE COMPENSATION SUMMARY

    The following table sets forth for the fiscal year ended December 29, 2001, the twelve months ended December 30, 2000, and for the fiscal year ended
April 29, 2000, the compensation paid to the Company's president and chief executive officer and to each of the named executive officers whose total annual salary and bonus was in excess of $100,000.

                           SUMMARY COMPENSATION TABLE

                                                      TWELVE MONTH                 LONG-TERM COMPENSATION AWARDS
                                                         PERIOD                    SECURITIES UNDERLYING OPTIONS
                                                      COMPENSATION                         (NO. AWARDED)
                                                   -------------------   --------------------------------------------------
                                TWELVE MONTHS                             WEIGHT                               ALL OTHER
NAME AND PRINCIPAL POSITION         ENDED           SALARY     BONUS     WATCHERS   WEIGHTWATCHERS.COM(5)   COMPENSATION(6)
---------------------------  -------------------   --------   --------   --------   ---------------------   ---------------
Linda Huett...............                         $250,016   $425,027        --               --              $ 93,497
  President and                                     236,565    283,351   141,161               --                84,531
  Chief Executive Officer                           183,750    215,159   282,322           11,385               288,905
                             December 29, 2001
                             December 30, 2000(4)
                             April 29, 2000

Thomas S. Kiritsis(1).....                          204,844    252,034        --               --                66,580
  Vice President, Chief                             130,798    160,035   282,322           11,385                26,747
  Financial Officer
                             December 29, 2001
                             December 30, 2000

Richard McSorley(2).......                          192,534    252,034   282,322               --                17,579
  Chief Operating Officer,
  North America
                             December 29, 2001

Clive Brothers............                          183,593    207,651        --               --                30,872
  Chief Operating Officer,                          170,148    154,215        --               --                29,639
  Europe                                            143,423    158,597   282,322           11,385                12,908
                             December 29, 2001
                             December 30, 2000(4)
                             April 29, 2000

Robert W. Hollweg(3)......                          157,245    198,058        --               --                51,705
  Vice President, General                           142,510    100,013        --               --                43,519
  Counsel and Secretary                              70,500     67,349   282,322           11,385                11,325
                             December 29, 2001
                             December 30, 2000(4)
                             April 29, 2000

Scott R. Penn.............                          117,711     94,350        --               --                25,759
  Vice President,                                   124,758     78,059        --               --                28,484
  Australasia                                        63,508     86,134   282,322           11,385                15,930
                             December 29, 2001
                             December 30, 2000(4)
                             April 29, 2000

------------------------------

(1) Mr. Kiritsis joined the Company on May 1, 2000.

(2) Mr. McSorley joined the Company on January 16, 2001.

(3) Mr. Hollweg rejoined the Company in September 1999. Prior to that time, he was an employee of Heinz.

(4) Effective April 30, 2000, the Company changed its fiscal year end from the last Saturday in April to the Saturday closest to December 31. To accurately reflect annual compensation, the compensation reported for the twelve months ended December 30, 2000 has been derived from the compensation for the eight months ended December 30, 2000, plus the compensation for the four months ended April 29, 2000, except that the shares underlying the options issued in respect of WeightWatchers.com shares are not included in the executive officer's compensation for the twelve months ended December 30, 2000 because this grant of options is reflected in the executive officer's compensation for the twelve months ended April 29, 2000. As a result, there is overlap in the compensation reported for the twelve months ended December 30, 2000 and the twelve months ended April 29, 2000.

(5) Awards of options with respect to shares of WeightWatchers.com common stock owned by the Company were made to the named executives under the Company's WeightWatchers.com 1999 Stock Incentive Plan of Weight Watchers International, Inc. and Subsidiaries.

(6) For the fiscal year ended December 29, 2001, these figures include amounts contributed under the Company's 401(k) savings plan and the Company's non-qualified executive profit sharing plan of $80,005 for Ms. Huett, $59,831 for

    Mr. Kiritsis, $43,689 for Mr. Hollweg and $11,552 for Mr. McSorley. Also included are contributions to the U.K. Pension Plan of $18,456 for Mr. Brothers and contributions to the Australia Pension Plan of $16,000 for Mr. Penn, as well as auto lease expense for named executives.

    In December 1999, the Company's board of directors adopted the "1999 Stock Purchase and Option Plan of Weight Watchers International, Inc. and Subsidiaries" under which selected employees were afforded the opportunity to purchase shares of the Company's common stock and/or were granted options to purchase shares of the Company's common stock. The number of shares available for grant under this plan is 7,058,040 shares of the Company's authorized common stock.

    The following table sets forth information regarding options granted during the fiscal year ended December 29, 2001 to the named executive officers under the Company's stock purchase and option plan.

       WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES OPTION GRANTS
                  FOR THE FISCAL YEAR ENDED DECEMBER 29, 2001

                                                          INDIVIDUAL GRANTS
                                  -----------------------------------------------------------------
                                                 PERCENT OF
                                               TOTAL OPTIONS
                                  NUMBER OF      GRANTED TO      EXERCISE
                                  SECURITIES    EMPLOYEES IN        OR                      GRANT
                                  UNDERLYING    FISCAL YEAR     BASE PRICE                   DATE
                                   OPTIONS     ENDED DECEMBER      (PER      EXPIRATION    PRESENT
NAME                              GRANTED(1)    29, 2001(2)       SHARE)        DATE       VALUE(3)
----                              ----------   --------------   ----------   -----------   --------
Richard McSorley................   282,322          38.6%          $4.04     May 7, 2011   $457,364

------------------------

(1) Options were granted during the fiscal year ended December 29, 2001 under the terms of the Company's option plan. No options under the plan were exercised during the fiscal year ended December 29, 2001. Options are exercisable based on vesting provisions outlined in the agreement.

(2) Percentage of total options granted are based on total grants made to all employees during the fiscal year ended December 29, 2001.

(3) The estimated grant date's present value is determined using the Black-Scholes model. The adjustments and assumptions incorporated in the Black-Scholes model in estimating the value of the grants include the following: (a) the exercise price of the options equals the fair market value of the underlying stock on the date of grant; (b) an option term of
    7.5 years; (c) dividend yield of 0% and volatility of 34.6% and (d) a risk free interest rate ranging from 5.1% to 5.4%. The ultimate value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's common stock over the exercise price of the option.

    Under the Company's 1999 Stock Purchase and Option Plan, the Company has the ability to grant stock options, restricted stock, stock appreciation rights and other stock-based awards. Generally, stock options granted under this plan vest and become exercisable in annual increments over five years with respect to one-third of options granted, and the remaining two-thirds of the options vest on the ninth anniversary of the date the options were granted, subject to accelerated vesting upon the Company's achievement of certain performance targets. In any event, the options that vest over five years automatically become fully vested upon the occurrence of a change in control of the Company.

    In April 2000, the Company's board of directors adopted the "WeightWatchers.com Stock Incentive Plan of Weight Watchers International, Inc. and Subsidiaries" pursuant to which selected employees were granted options to purchase shares of WeightWatchers.com common stock. The number of shares available for grant under this plan is 400,000 shares of authorized common stock of WeightWatchers.com. No options were granted during the fiscal year ended December 29, 2001 to the named executive officers under the WeightWatchers.com Stock Incentive Plan.

    Under the Company's WeightWatchers.com Stock Incentive Plan, the Company has the ability to grant stock options, restricted stock, stock appreciation rights and other stock-based awards on shares of WeightWatchers.com common stock. Generally, stock options under this plan vest in annual increments over five years upon the Company's achievement of certain performance targets. These options are not exercisable until the earlier to occur of (1) six months after the tenth anniversary of the date the option was granted; and (2) a public offering of WeightWatchers.com common stock or a private sale of the stock in which an employee holding stock is entitled to participate under the terms of the sale participation agreement entered into with Artal Luxembourg.

    The following tables set forth the number and value of securities underlying unexercised options held by each of the Company's executive officers listed on the Summary Compensation Table above as of December 29, 2001. None of the Company's executive officers exercised any options in the fiscal year ended December 29, 2001, and the Company does not have any stock appreciation rights.

                             AGGREGATED OPTIONS/SAR
                         VALUES AS OF DECEMBER 29, 2001

                                                                   NUMBER OF WEIGHT WATCHERS         VALUE OF WEIGHT WATCHERS
                                       FISCAL YEAR ENDED                  SECURITIES                        UNEXERCISED
                                       DECEMBER 29, 2001            UNDERLYING UNEXERCISED                 IN-THE-MONEY
                                            SHARES                      OPTIONS/SARS AT                   OPTIONS/SARS AT
                                    -----------------------            DECEMBER 29, 2001                 DECEMBER 29, 2001
                                    ACQUIRED IN     VALUES    -----------------------------------   ---------------------------
NAME                                EXERCISE (#)   REALIZED   EXERCISABLE (#)   UNEXERCISABLE (#)   EXERCISABLE   UNEXERCISABLE
----                                ------------   --------   ---------------   -----------------   -----------   -------------
Linda Huett.......................          --         --         207,036            216,447        $6,475,051     $6,769,380
Clive Brothers....................          --         --         136,456            145,866        $4,267,661     $4,561,959
Scott R. Penn.....................          --         --         136,456            145,866        $4,267,661     $4,561,959
Thomas S. Kiritsis................          --         --         136,456            145,866        $4,267,661     $4,561,959
Robert W. Hollweg.................          --         --         136,456            145,866        $4,267,661     $4,561,959
Richard McSorley..................          --         --          47,054            235,268        $1,381,600     $6,907,939

                                   NUMBER OF
                              WEIGHTWATCHERS.COM                                                     NUMBER OF
                                  SECURITIES                        VALUE OF                     HEINZ SECURITIES
                                  UNDERLYING                   WEIGHTWATCHERS.COM                   UNDERLYING
                                  UNEXERCISED                     IN-THE-MONEY                      UNEXERCISED
                                OPTIONS/SARS AT                  OPTIONS/SARS AT                  OPTIONS/SARS AT
                               DECEMBER 29, 2001                DECEMBER 29, 2001                    DECEMBER
                       ---------------------------------   ---------------------------   ---------------------------------
                        EXERCISABLE      UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE
NAME                        (#)                #               (#)            (#)             (#)               (#)
----                   --------------   ----------------   -----------   -------------   --------------   ----------------
Linda Huett..........      5,692             5,693                --             --          40,000                 --
Clive Brothers.......      5,692             5,693                --             --          40,000                 --
Scott R. Penn........      5,692             5,693                --             --              --                 --
Thomas S. Kiritsis...      5,692             5,693                --             --              --                 --
Robert W. Hollweg....      5,692             5,693                --             --              --                 --
Richard McSorley.....         --                --                --             --              --                 --


                               VALUE OF HEINZ
                                IN-THE-MONEY
                              OPTIONS/SARS AT
                             DECEMBER 29, 2001
                       ------------------------------
                       EXERCISABLE    UNEXERCISABLE
NAME                       (#)             (#)
----                   -----------   ----------------
Linda Huett..........         --               --
Clive Brothers.......         --               --
Scott R. Penn........         --               --
Thomas S. Kiritsis...         --               --
Robert W. Hollweg....         --               --
Richard McSorley.....         --               --

BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION PROGRAMS

    The Company's board of directors oversees the compensation programs of the Company, with particular attention to the compensation for its president and chief executive officer and the other executive officers. It is the responsibility of the Company's board of directors to review, recommend and approve changes to the Company's compensation policies and benefits programs, to administer the Company's stock plans, including approving stock option grants to executive officers and other stock option grants, and to otherwise ensure that the Company's compensation philosophy is consistent with the best interests of the Company and is properly implemented.

    The Company's compensation philosophy is to (1) provide a competitive total compensation package that enables the Company to attract and retain key executive and employee talent needed to accomplish the Company's goals, and
(2) directly link compensation to improvements in the Company's financial and operational performance.

    Total compensation is comprised of a base salary plus both cash and non-cash incentive compensation, and is based on the Company's financial performance and other factors, and is delivered through a combination of cash and equity-based awards. This approach results in overall compensation levels which follow the Company's financial performance.

    The Company's board of directors reviews each executive officer's base salary annually. In determining appropriate base salary levels, consideration is given to the officer's impact level, scope of responsibility, prior experience, past accomplishments and data on prevailing compensation levels in relevant executive labor markets.

    The Company's board of directors believes that granting stock options provides officers with a strong economic interest in maximizing shareholder returns over the longer term. The Company believes that the practice of granting stock options is important in retaining and recruiting the key talent necessary at all employee levels to ensure the Company's continued success.

                                          Respectfully submitted,
                                          The Board of Directors

DIRECTORS COMPENSATION

    The Company's executive directors and the Company's directors who are associated with The Invus Group, Ltd. do not receive compensation except in their capacity as officers or employees. Mr. Reed and Ms. Evans will receive
(1) annual compensation in the amount of $30,000, paid quarterly half in cash and half in common stock of the Company; (2) $1,000 per Audit Committee meeting;
(3) options for 2,000 shares of the Company's common stock per year, with the first grant on February 6, 2002, at an exercise price equal to the closing price of the common stock of the Company on the day that the options are granted, the options have a five year life and vest one year after the grant date; and
(4) reimbursement of reasonable out-of-pocket expenses associated with a director's role on the board of directors.

EXECUTIVE SAVINGS AND PROFIT SHARING PLAN

    The Company sponsors a savings plan for salaried and eligible hourly employees. This defined contribution plan provides for employer matching contributions up to 100% of the first 3% of an employee's eligible compensation. The savings plan also permits employees to contribute between 1% and 13% of eligible compensation on a pre-tax basis.

    The savings plan also contains a profit sharing component for full-time salaried employees that are not key management personnel, which provides for a guaranteed monthly employer contribution for each participant based on the participant's age and a percentage of the participant's eligible compensation. In addition, the profit sharing plan has a supplemental employer contribution component, based on the Company's achievement of certain annual performance targets, and a discretionary contribution component.

    The Company also established an executive profit sharing plan, which provides a non-qualified profit sharing plan for key management personnel who are not eligible to participate in the Company's profit sharing plan. This non-qualified profit sharing plan has similar features to the Company's profit sharing plan.

COMPENSATION AND BENEFITS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of the Company's executive officers has served as a director or member of the compensation and benefits committee, or other committee serving an equivalent function, of any entity of which an executive officer is expected to serve as a member of the Company's compensation and benefits committee.

                            STOCK PERFORMANCE GRAPH

    The following graph sets forth the cumulative return on the Company's stock from November 14, 2001, the date on which the Company's stock commenced trading on the New York Stock Exchange, through December 29, 2001, as compared to the cumulative return of the Standard and Poor's 500 Index (the "S&P 500 Index") and the cumulative return of the Standard and Poor's MidCap 400 Index (the "S&P MidCap 400 Index").

    The Company selected the S&P 500 Index because it is a broad index of the equity markets. The Company selected the S&P's MidCap 400 Index, which is comprised of issuers having a similar market capitalization with the Company, because it believes that there are no other line of business or published industry indices or peer groups that provide a more meaningful comparison of the cumulative return of its stock.

    The graph assumes that $100 was invested on November 14, 2001 in each of
(1) the Company's common stock, (2) The S&P 500 Index and (3) the S&P MidCap 400 Index and that all dividends were reinvested.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                11/14/01  30-NOV  12/29/01
Weight
Watchers             100  142.23    140.92
S&P Midcap 400       100  100.73    107.14
S&P 500              100   99.85    101.74

                                                                 CUMULATIVE TOTAL RETURN
                                                              ------------------------------
                                                              11/14/01   11/30/01   12/29/01
                                                              --------   --------   --------
Weight Watchers International, Inc..........................  $100.00    $142.33    $140.92
S&P 500 Index...............................................  $100.00    $ 99.85    $101.74
S&P MidCap 400..............................................  $100.00    $100.73    $107.14

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SHAREHOLDERS' AGREEMENTS

    Simultaneously with the closing of the Company's acquisition by Artal Luxembourg, the Company entered into a shareholders' agreement with Artal Luxembourg and Heinz relating to their rights with respect to the Company's common stock. Subsequent transferees of Artal Luxembourg and Heinz must, subject to limited exceptions, agree to be bound by the terms and provisions of the agreement. Heinz has sold all shares of the Company's common stock held by it and accordingly no longer has any rights or obligations under this agreement. The Company and Artal Luxembourg recently terminated this agreement.

    Shortly after the Company's acquisition by Artal Luxembourg, the Company entered into a shareholders' agreement with Artal Luxembourg and Merchant Capital, Inc., Richard and Heather Penn, Longisland International Limited, Envoy Partners and Scotiabanc, Inc. relating to their rights with respect to the Company's common stock held by these parties other than Artal Luxembourg. Without the consent of Artal Luxembourg, transfers of the Company's common stock by these shareholders are restricted with certain exceptions. Subsequent transferees of the Company's common stock must, subject to limited exceptions, agree to be bound by the terms and provisions of the agreement. Additionally, this agreement provides the shareholders with the right to participate pro rata in certain transfers of the Company's common stock by Artal Luxembourg and grants Artal Luxembourg the right to require the other shareholders to participate on a pro rata basis in certain transfers of the Company's common stock by Artal Luxembourg.

REGISTRATION RIGHTS AGREEMENT

    Simultaneously with the closing of the Company's acquisition by Artal Luxembourg, the Company entered into a registration rights agreement with Artal Luxembourg and Heinz. The registration rights agreement grants Artal Luxembourg the right to require the Company to register its shares of the Company's common stock for public sale under the Securities Act (1) upon demand and (2) in the event that the Company conducts certain types of registered offerings. Heinz has sold all shares of the Company's common stock held by it and accordingly no longer has any rights under this agreement. Merchant Capital, Inc., Richard and Heather Penn, Long Island International Limited, Envoy Partners and
Scotiabanc, Inc. became parties to this registration rights agreement under joinder agreements, and each acquired the right to require the Company to register and sell their stock in the event that the Company conducts certain types of registered offerings.

PREFERRED SHAREHOLDERS' AGREEMENT

    Simultaneously with the closing of the Company's acquisition by Artal Luxembourg, the Company entered into a preferred shareholders' agreement with Heinz that governed the Company's relationship concerning the Company's
Series A Preferred Stock. Subsequent transferees of Heinz, subject to limited exceptions, had to agree to be bound by the terms and provisions of this agreement. Artal Luxembourg and the Company had a preemptive right to acquire the preferred stock from Heinz if Heinz received an offer to purchase any or all of its preferred stock from a third party and it wished to accept the offer. Heinz had the right to require the Company to redeem any or all of its shares of the Company's preferred stock. This right, however, was limited by the provisions contained in the Company's credit agreement and the indentures pursuant to which the Company's senior subordinated notes were issued. On
March 1, 2002, the Company redeemed all of the Company's Series A Preferred Stock held by Heinz for a redemption price of $25 million plus accrued and unpaid dividends.

PUT/CALL AGREEMENT

    On April 18, 2001, the Company entered into a Put/Call Agreement with Heinz. Under this agreement, Heinz had an option to sell and the Company had an option to purchase all of the Company's common stock currently owned by Heinz. Under this agreement, Heinz has sold to the Company 6,719,254 shares of the Company's common stock held by it for an aggregate purchase price of $27.1 million. Heinz no longer holds any common stock of the Company.

LIMITED LIABILITY COMPANY AGREEMENT

    Simultaneously with the closing of the Company's acquisition by Artal Luxembourg, the Company contributed $2,500 in exchange for a 50% membership interest in WW Foods, LLC, a Delaware limited liability company. Heinz owns the remaining 50% interest. The purpose of WW Foods is to own, maintain and preserve WEIGHT WATCHERS food and beverage trademarks that were contributed to it by Heinz. WW Foods serves as the vehicle for licensing rights in those food and beverage trademarks to the Company and to Heinz, and for the licensing of program information by the Company to Heinz.

LICENSING AGREEMENTS

    The licensing agreements govern the ownership and rights to use the WEIGHT WATCHERS and other trademarks, service marks and related rights among the Company, Heinz and WW Foods. As described below, the licensing agreements address the parties' respective ownership and rights to use food and beverage trademarks, service marks, program standards, program information, program information trademarks and third party licenses. Heinz is also a party to an operating agreement, which helps preserve and enhance these trademarks, service marks and related rights and facilitates their orderly use by each party.

FOOD AND BEVERAGE TRADEMARKS

    Under the licensing agreements, the Company distributed to Heinz and Heinz contributed to WW Foods all WEIGHT WATCHERS trademarks and other trademarks the Company owned relating to food and beverage products. However, Heinz retained certain trademarks previously used by Heinz in connection with those food and beverage trademarks that do not include the WEIGHT WATCHERS name (including, for example, SMART ONES), which the Company distributed to Heinz. At the closing of the Company's acquisition by Artal Luxembourg, WW Foods granted an exclusive, worldwide, royalty-free, perpetual license to use the food and beverage trademarks:

    - to Heinz, for worldwide use on food products in specified product categories (including frozen dinners, frozen breakfasts, frozen desserts (excluding ice cream), frozen pizza and pizza snacks, frozen potatoes, frozen rice products, ketchup, tomato sauce, gravy, canned tuna or salmon products, soup, noodles (excluding pasta), and canned beans and pasta products), and for use only in Australia and New Zealand in specified additional food product categories (including mayonnaise, frozen vegetables, canned fruits and canned vegetables); and

    - to the Company, for use on all other food and beverage products.

    The Company may promote, endorse and sell any of these licensed products through the Company's classroom business and related activities, subject to non-competition provisions with Heinz. Additionally, the Company may continue to sell any food and beverage product (or comparable product) sold by the Company in a particular country within the year preceding the closing of the Company's acquisition by Artal Luxembourg, even if that product has been exclusively licensed to Heinz. However, the Company may do so only within that country and by using the same channels of distribution through which the product was sold during that one-year period.

    Some of the food and beverage trademarks and trademark applications were not distributed to Heinz for contribution to WW Foods. These trademarks and trademark applications include:

    - trademarks consisting of registrations in multiple trademark classes, where the classes include both food and beverage product classes and classes relating to other types of products or services;

    - pending applications that could not be transferred until a registration is granted;

    - trademark registrations and applications in countries that do not recognize ownership of trademarks by an entity such as WW Foods;

    - trademark registrations and applications in countries where the local law imposes restrictions or limitations on the ownership or registration of similar trademarks by unrelated parties; and

    - program information trademarks (as defined below).

    The Company retained legal ownership of these types of food and beverage trademarks, which the Company holds in custody for the benefit of WW Foods.

    At the closing of the Company's acquisition by Artal Luxembourg, the Company granted to Heinz an exclusive, worldwide, royalty-free license to use those food and beverage trademarks (or any portion covering food and beverage products) that the Company holds in custody for the benefit of WW Foods in connection with the other products licensed to Heinz by WW Foods. The Company has undertaken to contribute any of these custodial trademarks (or any portion covering food and beverage products) to WW Foods if WW Foods determines that the transfer may be achieved under local law. If local law does not permit an existing registration in multiple trademark classes to be severed so as to reflect separate ownership of registrations in food and beverage product classes from registrations in classes covering other types of products or services, (1) WW Foods will apply for new registrations to cover the food and beverage products, (2) the Company will cancel the portion of the multi-class registration covering food and beverage products upon issuance of the new registrations and (3) the Company will retain ownership of all remaining portions of the multi-class registration. Heinz will pay the Company an annual fee of $1.2 million until September 2004 in exchange for the Company's serving as the custodian of the food and beverage trademarks held for the benefit of WW Foods.

OTHER MARKS

    The Company retains exclusive ownership of all service marks and trademarks other than food and beverage trademarks and, except for the rights granted to WW Foods and to Heinz, the Company has the exclusive right to use all these marks for any purpose, including their use as trademarks for all products other than food and beverage products.

PROGRAM STANDARDS

    The Company has exclusive control of the dietary principles to be followed in any eating or lifestyle regimen to facilitate weight loss or weight control employed by the classroom business such as WINNING POINTS. Except for specified limitations concerning products currently sold and extensions of existing product lines, Heinz may use the food and beverage related trademarks only on Heinz licensed products that have been specially formulated to be compatible with the Company's dietary principles. The Company has exclusive responsibility for enforcing compliance with its dietary principles.

PROGRAM INFORMATION AND PROGRAM INFORMATION TRADEMARKS

    The Company retains exclusive ownership of all program information, consisting of:

    - all information and know-how relating to any weight-loss program;

    - all terminology; and

    - all trademarks or service marks used to identify the programs or terminology.

    The Company granted an exclusive, worldwide, royalty-free license to WW Foods (for sublicense to Heinz) to use the terminology and the related trademarks and service marks, and the Company provided WW Foods (and through it, Heinz) with access to and a right to use this information as may be reasonably necessary to develop, manufacture or market food and beverage products in accordance with the Company's dietary principles. Heinz granted a worldwide, royalty-free license to WW Foods to use improvements that Heinz may develop in the course of its use of the Company's dietary principles or weight-loss program, which WW Foods sublicensed in turn to the Company.

THIRD PARTY LICENSES

    Under the licensing agreements, the Company assigned to Heinz all licenses that the Company previously granted to third parties, and Heinz retained all existing sublicenses granted by it to third parties under a license previously granted to Heinz that relate to the manufacture, distribution or sale of food and beverage products. Heinz assumed the Company's obligations under these third party licenses, and has the right to collect and keep all proceeds from them until September 2004. Ownership of these licenses, to the extent they pertain to products licensed to the Company by WW Foods, will be transitioned to the Company over the five-year period following the Company's acquisition by Artal Luxembourg. All proceeds from any of these licenses that cannot be transitioned to the Company by September 2004 will be collected by Heinz and paid over to the Company. Any sublicense that the Company or Heinz grants after the closing of the Company's acquisition by Artal Luxembourg relating to use of the Company's food and beverage related trademarks must conform to the terms of the WW Foods licenses granted to Heinz and the Company.

    Effective May 3, 2001, the Company agreed to manage these third party licenses under an agreement with Heinz dated April 30, 2001 for a fee equal to 5% of the royalties from these licenses. This agreement also grants the Company an option, exercisible in the Company's sole discretion, to buy the royalty stream from these licenses prior to September 29, 2004 at a price computed using a formula which adjusts for the then current royalty base, an assumed growth rate over the balance of the period, the 5% management fee, the custodial fee, an agreed discount rate and a tax rate.

HEINZ LICENSES

    Subsequent to its acquisition by Artal Luxembourg, the Company entered into three short-term licenses with Heinz and its affiliates regarding the manufacture and marketing of certain food products (not licensed to Heinz by WW Foods) under the Company's brand in the United Kingdom, Australia and in New Zealand through WW Foods as described above. These products were ones that were manufactured and marketed by Heinz prior to the Company's acquisition by Artal Luxembourg.

MANAGEMENT AGREEMENT

    Simultaneously with the closing of the Company's acquisition by Artal Luxembourg, the Company entered into a management agreement with The Invus Group, Ltd., the independent investment advisor to Artal Luxembourg. Under this agreement, The Invus Group provides the Company with management, consulting and other services in exchange for an annual fee equal to the greater of one million dollars or one percent of the Company's EBITDA (as defined in the indentures relating to the Company's senior subordinated notes). This agreement is terminable at the option of The Invus Group at any time or by the Company at any time after Artal Luxembourg owns less than a majority of the Company's voting stock.

CORPORATE AGREEMENT

    The Company has entered into a corporate agreement with Artal Luxembourg. The Company has agreed that, so long as Artal Luxembourg beneficially owns 10% or more, but less than a majority of the Company's then outstanding voting stock, Artal Luxembourg will have the right to nominate a number of directors approximately equal to that percentage multiplied by the number of directors on the Company's board. This right to nominate directors will not restrict Artal Luxembourg from nominating a greater number of directors.

    The Company has agreed with Artal Luxembourg that both Weight Watchers and Artal Luxembourg have the right to:

    - engage in the same or similar business activities as the other party;

    - do business with any customer or client of the other party; and

    - employ or engage any officer or employee of the other party.

Neither Artal Luxembourg nor the Company, nor the Company's respective related parties, will be liable to each other as a result of engaging in any of these activities.

    Under the corporate agreement, if one of the Company's officers or directors who also serves as an officer, director or advisor of Artal Luxembourg becomes aware of a potential transaction related primarily to the group education-based weight-loss business that may represent a corporate opportunity for both Artal Luxembourg and the Company, the officer, director or advisor has no duty to present that opportunity to Artal Luxembourg, and the Company will have the sole right to pursue the transaction if the Company's board so determines. If one of the Company's officers or directors who also serves as an officer, director or advisor of Artal Luxembourg becomes aware of any other potential transaction that may represent a corporate opportunity for both Artal Luxembourg and the Company, the officer or director will have a duty to present that opportunity to Artal Luxembourg, and Artal Luxembourg will have the sole right to pursue the transaction if Artal Luxembourg's board so determines. If one of the Company's officers or directors who does not serve as an officer, director or advisor of Artal Luxembourg becomes aware of a potential transaction that may represent a corporate opportunity for both Artal Luxembourg and the Company, neither the officer nor the director nor the Company have a duty to present that opportunity to Artal Luxembourg, and the Company may pursue the transaction if its board so determines.

    If Artal Luxembourg transfers, sells or otherwise disposes of the Company's then outstanding voting stock, the transferee will generally succeed to the same rights that Artal Luxembourg has under this agreement by virtue of its ownership of the Company's voting stock, subject to Artal Luxembourg's option not to transfer those rights.

WEIGHTWATCHERS.COM NOTE

    On September 10, 2001, the Company amended and restated its loan agreement with WeightWatchers.com, increasing the aggregate commitment thereunder to $34.5 million. The principal amount may be advanced at any time or from time to time prior to July 31, 2003. The note bears interest at 13% per year, beginning on January 1, 2002, which interest, except as set forth below, shall be paid semi-annually starting on March 31, 2002. All principal outstanding under this note will be payable in six semi-annual installments, starting on March 31, 2004. The note may be prepaid at any time in whole or in part, without penalty. Any borrowings over $26.2 million outstanding principal amount will begin bearing interest immediately. As of December 29, 2001, $34.5 million of principal was outstanding under this note.

WEIGHTWATCHERS.COM WARRANT AGREEMENTS

    Under the warrant agreements that the Company entered with WeightWatchers.com, the Company has received warrants to purchase an additional 6,394,997 shares of WeightWatchers.com's common stock in connection with the loans that the Company made to WeightWatchers.com under the note described above. These warrants will expire from November 24, 2009 to September 10, 2011 and may be exercised at a price of $7.14 per share of WeightWatchers.com's common stock until their expiration. The Company owns 19.8% of the outstanding common stock of WeightWatchers.com, or 38.7% on a fully diluted basis (including the exercise of all options and all the warrants the Company owns in WeightWatchers.com).

COLLATERAL ASSIGNMENT AND SECURITY AGREEMENT

    In connection with the WeightWatchers.com note, the Company entered into a collateral assignment and security agreement whereby the Company obtained a security interest in the assets of WeightWatchers.com. The Company's security interest in those assets will terminate when the note has been paid in full.

WEIGHTWATCHERS.COM INTELLECTUAL PROPERTY LICENSE

    The Company has entered into an amended and restated intellectual property license agreement with WeightWatchers.com that governs WeightWatchers.com's right to use the Company's trademarks and materials related to the Weight Watchers program.

    The amended and restated license agreement grants WeightWatchers.com the exclusive right to (1) use any of the Company's trademarks, service marks, logos, brand names and other business identifiers as part of a domain name for a website on the Internet; (2) use any of the domain names the Company owns;
(3) use any of the Company's trademarks on the Internet and any other similar or related forms of interactive digital transmission that now exists or may be developed later (provided that the Company and the Company's affiliates, franchisees, and licensees other than WeightWatchers.com can continue using the trademarks in connection with online advertising and promotion of activities conducted offline); and (4) use any materials related to the Weight Watchers program, including any text, artwork and photographs, and advertising, marketing and promotional materials on the Internet. The license agreement also grants WeightWatchers.com a non-exclusive right to (1) use any of the Company's trademarks to advertise any approved activities that relate to its online weight-loss business; and (2) create derivative works. All rights granted to WeightWatchers.com must be used solely in connection with the conduct of its online weight-loss business.

    Beginning in January 2002, WeightWatchers.com will pay the Company a royalty of 10% of the net revenues it earns through its online activities.

    The Company retains exclusive ownership of all of the trademarks and materials that the Company licenses to WeightWatchers.com and of the derivative works created by WeightWatchers.com.

    All of the rights granted to WeightWatchers.com in the license agreement are subject to the Company's pre-existing agreements with third parties, including franchisees.

    The license agreement provides the Company with control over the use of its intellectual property. The Company has the right to approve any e-commerce activities, any materials, sublicenses, communication to consumers, products, privacy policy, strategies, marketing and operational plans WeightWatchers.com intends to use or implement in connection with its online weight-loss business. WeightWatchers.com is obligated to adhere to strict quality standards, usage guidelines and business criteria provided to WeightWatchers.com by the Company.

    WeightWatchers.com and the Company will jointly own user data collected through the website and both parties are required to adhere to the site's privacy policy.

WEIGHTWATCHERS.COM SERVICE AGREEMENT

    Simultaneously with the signing of the amended and restated intellectual property license, the Company entered into a service agreement with WeightWatchers.com, under which WeightWatchers.com provides the following types of services:

    - information distribution services, which include the hosting, displaying and distributing on the Internet of information relating to the Company and the Company's affiliates and franchisees;

    - marketing services, which include the hosting, displaying and distributing on the Internet of information relating to the Company's products and services such as the Company's classroom meetings, the WEIGHT WATCHERS MAGAZINE and AT HOME and similar products and services from the Company's affiliates and franchisees; and

    - customer communication services, which include establishing a means by which customers can communicate with the Company on the Internet to ask questions related to the Company's products and services and the products and services of the Company's affiliates and franchisees.

    The Company is required to pay for all expenses incurred by WeightWatchers.com directly attributable to the services it performs under this agreement, plus a fee of 10% of those expenses.

WEIGHTWATCHERS.COM SHAREHOLDERS' AGREEMENT

    The Company entered into a shareholders' agreement with WeightWatchers.com, Inc., Artal Luxembourg and Heinz that governs the Company's and Artal Luxembourg's relationship with WeightWatchers.com as holders of its common stock. Heinz has sold all of its shares in WeightWatchers.com back to WeightWatchers.com and thus no longer has any rights under this agreement. Subsequent transferees of the Company and of Artal Luxembourg must, except for some limited exceptions, agree to be bound by the terms and provisions of the agreement.

    The shareholders' agreement imposes on the Company restrictions on the transfer of common stock of WeightWatchers.com until the earlier to occur of
(1) September 29, 2004 and (2) WeightWatchers.com's initial public offering of common stock under the Securities Act, except for certain exceptions. The Company has the right to participate pro rata in certain transfers of common stock of WeightWatchers.com by Artal Luxembourg, and Artal Luxembourg has the right to require the Company to participate on a pro rata basis in certain transfers of WeightWatchers.com's common stock by it.

WEIGHTWATCHERS.COM REGISTRATION RIGHTS AGREEMENT

    The Company entered into a registration rights agreement with WeightWatchers.com, Artal Luxembourg and Heinz with respect to the Company's shares in WeightWatchers.com. Heinz has resold all of its shares in WeightWatchers.com back to WeightWatchers.com and thus no longer has any rights under this agreement. The registration rights agreement grants Artal Luxembourg the right to require WeightWatchers.com to register its shares of WeightWatchers.com common stock upon demand and also grants the Company and Artal Luxembourg rights to register and sell shares of WeightWatchers.com's common stock in the event WeightWatchers.com conducts certain types of registered offerings.

WEIGHTWATCHERS.COM LEASE GUARANTEE

    The Company has guaranteed the performance of WeightWatchers.com's lease of its office space at 888 Seventh Avenue, New York, New York. The annual rental rate is $.5 million plus increases for operating expenses and real estate taxes. The lease expires in September 2003.

NELLSON CO-PACK AGREEMENT

    The Company entered into an agreement with Nellson Nutraceutical, a subsidiary of Artal Luxembourg, to purchase snack bar and powder products manufactured by Nellson Nutraceutical for sale at the Company's meetings. Under the agreement, Nellson Nutraceutical agreed to produce sufficient snack bar products to fill the Company's purchase orders within 30 days of Nellson Nutraceutical's receipt of these purchase orders, and the Company is not bound to purchase a minimum quantity of snack bar products. The Company purchased $18.7 million, $4.9 million and $4.3 million, respectively, of products from Nellson Nutraceutical during the fiscal year ended December 29, 2001, the eight months ended December 30, 2000 and the fiscal year ended April 29, 2000. The term of the agreement runs through December 31, 2004, and the Company has the option to renew the agreement for successive one-year periods by providing written notice to Nellson Nutraceutical.

                                 OTHER MATTERS

OTHER MATTERS

    The board of directors knows of no other business that will be presented to the Annual Meeting for a vote. If other matters properly come before the Annual Meeting, the persons named as proxies will vote on them in accordance with their discretion.

EXPENSES AND SOLICITATION

    The Company will bear the entire cost of this proxy solicitation, including the preparation, printing and mailing of the Proxy Statement, the proxy and any additional soliciting materials sent by the Company to shareholders. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred by them in forwarding proxy soliciting materials to such beneficial owners. In addition to solicitations by mail, certain of the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile and personal interviews. Solicitation by officers and employees of the Company may also be made of some shareholders in person or by mail, telephone or facsimile following the original solicitation.

SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and holders of more than 10% of the Company's common stock (collectively, "Reporting Persons") to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock of the Company. Such persons are required by regulations of the Securities and Exchange Commission to furnish the Company with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the fiscal year ended December 29, 2001 and written representations from certain Reporting Persons, the Company believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended December 29, 2001.

SHAREHOLDER PROPOSALS

    We currently intend to hold our next annual meeting in May 2003. Pursuant to the Company's Bylaws, shareholders who intend to present proposals for consideration at the Company's 2003 Annual Meeting of shareholders must give written notice to the Secretary of the Company at our principal executive offices no later than the close of business on December 12, 2002 (the one hundred twentieth (120th) day prior to the first anniversary of the date of this proxy statement) and no earlier than the close of business on November 12, 2002 (the one hundred fiftieth (150th) day prior to the first anniversary of the date of this proxy statement). In addition, pursuant to Securities and Exchange Commission regulations, shareholders who intend to present proposals for consideration at the 2003 Annual Meeting and who request to have their proposals included in the Company's proxy statement and proxy for that meeting, must be certain that their proposals are received by the Secretary of the Company at our principal executive offices no later than the close of business on December 12, 2002 (the one hundred twentieth (120th) day prior to the first anniversary of the date of this proxy statement). All notices must contain such information as required under the Company's Bylaws. In addition, all shareholder proposals requested to be included in the Company's proxy statement and proxy much also comply with the federal securities laws in order to be included in the Company's proxy statement and proxy for the 2003 Annual Meeting. Copies of the Company's Bylaws may be obtained free of charge from the Secretary.

ANNUAL REPORT

    The Annual Report to Shareholders covering the Company's fiscal year ended December 29, 2001 has been mailed together with the proxy solicitation material. The Annual Report does not form any part of the material for the solicitation of proxies.

    Robert W. Hollweg
    Secretary

    Dated: April 15, 2002

                                   APPENDIX A

                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                    CHARTER

I.  PURPOSE

    The Audit Committee (the "Committee") shall provide assistance to the corporate Board of Directors (the "Board") in fulfilling their oversight responsibility to the shareholders, potential shareholders, and investment community, relating to corporate accounting, reporting practices of the Corporation, and the quality and integrity of the financial reports of the Corporation. The Audit Committee's primary duties and responsibilities are to:

    - Oversee that management has maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Corporation.

    - Oversee that management has established and maintained processes to assure that an adequate system of internal control is functioning with the Corporation.

    - Oversee that management has established and maintained processes to assure compliance by the Corporation with all applicable laws, regulations and corporate policy.

    Note: The Corporation's management is responsible for preparing the Corporation's financial statements. The Corporation's independent auditors are responsible for auditing the financial statements. The activities of the Committee are in no way designed to supersede or alter those traditional responsibilities. Except to the extent required by the New York Stock Exchange, membership on the Committee does not call for the professional training or technical skills generally associated with career professionals in the fields of accounting and auditing. In addition, the Corporation's independent auditors and the internal audit staff have more available time and information than does the Committee. Accordingly, the Committee's role does not provide any special assurances with regard to the Corporation's financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors.

The Audit Committee will fulfill these responsibilities primarily by carrying out the Responsibilities and Duties activities enumerated in Section IV of this Charter below.

II. COMPOSITION

    The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee. All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Audit Committee shall have accounting or related financial management expertise. Audit Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

    The members of the Audit Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chairperson is elected by the full Board, the members of the Audit Committee may designate a Chairperson by majority vote of the full Audit Committee membership.

III. MEETINGS

    The Audit Committee shall meet at least four times annually, or more frequently, as circumstances dictate. As part of its job to foster open communication, the Audit Committee should meet at least annually with management, the director of the internal auditing department and the independent accountants separately to discuss any matters that the audit committee or each of these groups believe should be discussed privately. In addition, the Audit Committee or at least its Chairperson, should meet with the independent accountants and management quarterly to review the Corporation's financials consistent with Section IV.4 its Responsibilities and Duties as outlined below.

IV. RESPONSIBILITIES AND DUTIES

    To fulfill its responsibilities and duties the Audit Committee shall:

DOCUMENTS/REPORTS REVIEW

1. Review and reassess, at least annually, the adequacy of this Charter. Make recommendations to the Board, as conditions dictate, to update this Charter.

2. Review with management and the independent accountants the Corporation's annual financial statements, including a discussion with the independent accountants, of the matters required to be discussed by Statement of Auditing Standards No. 61 ("SAS No. 61").

3. Review with Management and the independent accountants the 10-Q prior to its filing or prior to the release of earnings, including a discussion with the independent accountants of the matters required to be discussed by SAS
    No. 61. The Chairperson of the Audit Committee may represent the entire Audit Committee for purposes of this review.

INDEPENDENT ACCOUNTANTS

4. Review the performance of the independent accountants and make recommendations to the Board regarding the appointment or termination of the independent accountants. The Audit Committee and the Board have the ultimate authority and responsibility to select, evaluate and where appropriate, replace the outside auditor. The independent accountants are ultimately accountable to the Audit Committee and the entire Board for such accountant's review of the financial statements and controls of the Corporation. On an annual basis, the Audit Committee should review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants' independence.

5.  Oversee independence of the accountants by:

    - receiving from the accountants, on a periodic basis, a formal written statement delineating all relationships between the accountants and the Corporation consistent with Independence Standards Board Standard 1 ("ISB No. 1");

    - reviewing and actively discussing with the Board, if necessary, and the accountants, on a periodic basis, any disclosed relationships or services between the accountants and the Corporation or any other disclosed relationships or services that may impact the objectivity and independence of the accountants; and

    - recommending, if necessary, that the Board take certain action to satisfy itself of the auditor's independence.

FINANCIAL REPORTING PROCESS

6. In consultation with the independent accountants and the internal auditors, review the integrity of the Corporation's financial reporting processes, both internal and external.

7. Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent accountants, management or the internal auditing department.

8. Establish regular systems of reporting to the Audit Committee by each of management, the independent accountants and the internal auditors, regarding any significant difficulties encountered during the course of the review or audit, including any restrictions on the scope of work or access to required information.

9. Review any significant disagreement among management and the independent accountants or the internal auditing department in connection with the preparation of the financial statements.

LEGAL COMPLIANCE/GENERAL

10. Review, with the Corporation's counsel, any legal matter that could have a significant impact on the Corporation's financial statements.

11. Report through its Chairperson to the Board following meetings of the Audit Committee.

12. Maintain minutes or other records of meetings and activities of the Audit Committee.

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                              - FOLD AND DETACH HERE -                    ZWWI12


                                      PROXY

                       WEIGHT WATCHERS INTERNATIONAL, INC.

            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 16, 2002

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned, revoking all prior proxies, hereby appoints Linda A. Huett and Robert W. Hollweg, and each of them, with full power of substitution, as proxies to represent and vote all shares of stock of Weight Watchers International, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 16, 2002, and at all adjournments and postponements thereof, upon matters set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 11, 2002, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournments thereof.

      The Board of Directors recommends a vote FOR the election of directors and the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors.

-----------------                                                ---------------
  SEE REVERSE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE     SEE REVERSE
     SIDE                                                              SIDE
-----------------                                                ---------------


     WEIGHT WATCHERS INTERNATIONAL, INC.

        C/O EQUISERVE
        P.O. BOX 43068
        PROVIDENCE, RI 02940












                            - FOLD AND DETACH HERE -


 /X/  PLEASE MARK
      VOTES AS IN
      THIS EXAMPLE.



THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE
UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED
FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1 AND THE RATIFICATION
OF AUDITORS IN PROPOSAL 2.

  1. To elect two members to the Board of Directors to serve for a three-year term as a Class I Director.

     NOMINEES: (01) Raymond Debbane
               (02) Jonas M. Fajgenbaum

                      FOR        WITHHOLD
                      / /          / /


        / / __________________________________________
             For both nominees except as noted above


                                                              FOR       AGAINST    ABSTAIN
  2. To ratify the appointment of                             / /         / /        / /
     PricewaterhouseCoopers LLP as the
     Company's independent auditors for
     the fiscal year ending December 28,
     2002.

     To transact such other business as may properly come before the meeting and any adjournment thereof.



                                                I/We will attend the meeting / /


Please sign exactly as name appears hereon. Joint owners must both sign.
Attorney, executor, administrator, trustee or guardian must give full title as such. A corporation or partnership must sign its full name by an authorized person.

YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY
CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOU PLAN TO ATTEND THE ANNUAL
MEETING IN PERSON, PLEASE MARK THE APPROPRIATE BOX ABOVE.



Signature:_______________ Date:_________ Signature:______________ Date:_________